Exhibit 10.21

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is dated as of this 29th day of August, 2003, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”) and BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia state banking corporation (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability company (“TREX LLC”) and the Bank are parties to that certain Credit Agreement dated as of June 19, 2002 (as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $20,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this First Amendment as the “Borrower.”

The Borrower has requested that the Bank modify the capital expenditures covenant contained in the Credit Agreement and modify the inventory sublimit contained in the Credit Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

1. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Section 6.09 of the Credit Agreement is hereby deleted in its entirety and the following section is inserted in its place:

Section 6.09 Limitations on Capital Expenditures. Without the prior written consent of the Bank, the Borrower and its Subsidiaries shall not make capital expenditures of more than the following aggregate amounts in each of its fiscal years, provided that the Borrower may expend an amount equal to the unspent portion of monies from the immediately preceding fiscal year in the immediately succeeding fiscal year: $8,000,000 for fiscal year 2002; $23,000,000 for fiscal year 2003; $20,000,000 for fiscal year 2004; and $12,000,000 for each fiscal year thereafter.

3. The definition of the term, “Borrower,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is inserted in its place:

“Borrower” means Trex Company, Inc., a Delaware corporation and its successors.

4. The definition of the term, “Inventory Sublimit,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is inserted in its place:

“Inventory Sublimit” means (a) $10,000,000 during the period from May 1, 2002 to and including September 30, 2002, (b) $12,000,000 during the period from May 1, 2003 to and including September 30, 2003, (c) $14,000,000 during the period from May 1, 2004 to and including September 30, 2004, (d) $16,000,000 during the period May 1, 2005 to and including September 30, 2005, and (e) during any period of time not covered by clauses (a) to and including (d) above, the Revolving Commitment.

5. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this First Amendment) that:

(a) It is in compliance in all material respects with all of the terms, covenants and conditions of the Credit Agreement, as amended by this First Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this First Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this First Amendment.

(d) The execution, delivery and performance by the Borrower of this First Amendment is within its corporate powers, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

(e) This First Amendment constitutes a valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this First Amendment or any of the Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

6. The Bank’s agreement to enter into this First Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this First Amendment.

(b) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request.

7. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this First Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this First Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this First Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

8. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this First Amendment.

9. This First Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

10. Any Dispute arising out of or related to this Fast Amendment or any of the Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

11. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

12. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this First Amendment, or any of the other Loan Documents.

13. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this First Amendment and any other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

14. This First Amendment represents the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this First Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher	(SEAL)
Name:	Paul D. Fletcher
Title:	Senior V.P. and C.F.O.

BRANCH BANKING AND TRUST COMPANY OF VIRGINIA

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President